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                                                                    EXHIBIT 3.45

                  Office of the Secretary of State
                  Corporations Section
                  P.O. Box 13697
                  Austin, Texas 78711-3697

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                  CHANGE OF REGISTERED AGENT/REGISTERED OFFICE

1.    The name of the entity is Builders FirstSource - Texas Installed Sales,
      L.P.

      and the file number issued to the entity by the secretary of state is 139083-10

2.    The entity is: (Check one.)

      [ ] a business corporation, which has authorized the changes indicated below through its board of directors or by an officer of the corporation so authorized by its board of directors, as provided by the Texas Business Corporation Act.

      [ ] a non-profit corporation, which has authorized the changes indicated below through its board of directors or by an officer of the corporation so authorized by its board of directors, or through its members in whom management of the corporation is vested pursuant to article 2.14C, as provided by the Texas Non-Profit Corporation Act.

      [ ] a limited liability company, which has authorized the changes indicated below through its members or managers, as provided by the Texas Limited Liability Company Act.

      [x] a limited partnership, which has authorized the changes indicated below through its partners, as provided by the Texas Revised Limited Partnership Act.

      [ ] an out-of-state financial institution, which has authorized the changes indicated below in the manner provided under the laws governing its formation.

3. The registered office address as PRESENTLY shown in the records of the Texas secretary of state is 3403 Abram Street, Arlington, Texas 76010

4. [x] A. The address of the NEW registered office is: (Please provide street address, city, state and zip code. The address must be in Texas.)

      2001 Bryan Street, Suite 1600, Dallas, Texas 75201

OR    [ ] B. The registered office address will not change.

5. The name of the registered agent as PRESENTLY shown in the records of the Texas secretary of state is Jack S. Lewis, Jr.

6.    [x] A. The name of the NEW registered agent is Donald F. McAleenan

OR    [ ] B. The registered agent will not change.

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7.    Following the changes shown above, the address of the registered office and the address of the office of the registered agent will continue to be identical, as required by law.

                                  By: /s/ Jeffrey A. Wier
                                      -----------------------------------
                                         (A person authorized to sign on
                                         behalf of the entity)

                                  INSTRUCTIONS

1. It is recommended that you call (512) 463-5555 to verify the information in items 3 and 5 as it currently appears on the records of the secretary of state before submitting the statement for filing. You also may e-mail an inquiry to corpinfo@sos.state.tx.us. As information on out-of-state financial institutions is maintained on a separate database, a financial institution must call (512) 463-5701 to verify registered agent and registered office information. If the information on the form is inconsistent with the records of this office, the statement will be returned.

2. You are required by law to provide a street address in item 4 unless the registered office is located in a city with a population of 5,000 or less. The purpose of this requirement is to provide the public with notice of a physical location at which process may be served on the registered agent. A statement submitted with a post office box address or a lock box address will not be filed.

3. An authorized officer of the corporation or financial institution must sign the statement. In the case of a limited liability company, an authorized member or manager of a limited liability company must sign the statement. A general partner must sign the statement on behalf of a limited partnership. A person commits an offense under the Texas Business Corporation Act, the Texas Non-Profit Corporation Act or the Texas Limited Liability Company Act if the person signs a document the person knows is false in any material respect with the intent that the document be delivered to the secretary of state for filing. The offense is a Class A misdemeanor.

4.    Please attach the appropriate fee:

Business Corporation                                               $15.00
Financial Institution, other than Credit Unions                    $15.00
Financial Institution that is a Credit Union                       $ 5.00
Non-Profit Corporation                                             $ 5.00
Limited Liability Company                                          $10.00
Limited Partnership                                                $50.00


      Personal checks and MasterCard(R), Visa(R), and Discover(R) are accepted in payment of the filing fee. Checks or money orders must be payable through a U.S. bank or other financial institution and made payable to the secretary of state. Fees paid by credit card are subject to a statutorily authorized processing cost of 2.1% of the total fees.

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5.    Two copies of the form along with the filing fee should be mailed to the address shown in the heading of this form. The delivery address is:
      Secretary of State, Statutory Filings Division, Corporations Section, James Earl Rudder Office Building, 1019 Brazos, Austin, Texas 78701. We will place one document on record and return a file stamped copy, if a duplicate copy is provided for such purpose. The telephone number is (512) 463-5555, TDD: (800) 735-2989, FAX: (512) 463-5709.


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                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
               BUILDERS FIRSTSOURCE - TEXAS INSTALLED SALES, L.P.

      The undersigned General Partner, desiring to form a limited partnership (the "Partnership") pursuant to Section 2.01 of the Texas Revised Limited Partnership Act (the "Act"), hereby duly executes this Certificate of Limited Partnership, to be effective as of the date of filing with the Secretary of State.

1. The name of the Partnership is Builders FirstSource - Texas Installed Sales, L.P.

2. The address of the registered office of the Partnership is 3403 Abram Street, Arlington, Texas 76010 and the name of the registered agent whose business office address will be the same as the registered office address is Jack S. Lewis, Jr.

3. The address of the principal office of the Partnership in the United States where its partnership records are to be kept or made available under Section 1.07 of the Act is 3403 Abram Street, Arlington, Texas 76010.

4. The name, the mailing address, and the street address of the business or residence of the sole general partner of the Partnership are as follows:

          NAME                                      MAILING AND STREET ADDRESS
          ----                                      --------------------------
BFS Texas, LLC,                                          2200 Ross Avenue
a Delaware limited liability company                     Suite 4900 West
                                                         Dallas, Texas 75201

      SIGNED on this the 29th day of August, 2000.

                                  GENERAL PARTNER

                                  BFS TEXAS, LLC, a Delaware
                                  limited liability company

                                  By: /s/ Charles L. Horn
                                      ------------------------
                                  Name: Charles L. Horn
                                  Title: Senior Vice President